                                                                    EXHIBIT 99.1

                                                             SHARON COPELAND
                                                              (713) 881-3611
                                                           FOR IMMEDIATE RELEASE

                ADAMS RESOURCES ANNOUNCES FOURTH QUARTER EARNINGS

         Houston (March 27, 2003) -- Adams Resources & Energy, Inc., (AMEX-AE), announced fourth quarter 2002 unaudited net earnings of $113,000 or $.02 per common share on revenues of $515,138,000. This compares to a fourth quarter 2001 net loss of $3,689,000 or $.87 per common share. Net earnings for 2002 totaled $1,452,000 or $.34 per common share on revenues of $2,323,317,000. Net cash flow generated from operating activities totaled $18,694,000 during 2002.

         Chairman and President, K. S. "Bud" Adams, Jr. said the apparent fourth quarter turnaround resulted when losses sustained in 2001 did not recur. Prior year price declines had caused a combined $4.9 million write-down of crude oil and natural gas inventories and oil and gas reserve values during the fourth quarter of 2001. While this situation did not occur in 2002, the Company did incur $892,000 of dry hole and other oil and gas exploration expenses during the current fourth quarter when the Company made investments to increase its oil and gas reserve base.

         Mr. Adams added that 2002's exploration efforts are yielding promising results for 2003 as the Company has successfully completed nine wells since December 2002. Four of the wells are currently producing with three wells tested and currently awaiting installation of production facilities. The remaining two wells, presently in the completion stage, are development wells and available information indicates they will be commercially productive. A pipeline connecting these wells to market will be completed and operational by May 2003. The Company's net working interest in this initial production should approximate 80 barrels of crude oil per day and 1200 mcf of natural gas per day. These additions represent an approximate 50 percent increase to the Company's average daily production of crude oil and natural gas during 2002. The company continues to drill its lowest risk areas and plans to participate in drilling twenty-nine additional wells in 2003.

         Adams Resources & Energy, Inc. is in the business of crude oil, natural gas, and petroleum products marketing, as well as tank truck transportation of liquid chemicals, and oil and gas exploration and production.

             .....................................................

         The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. The Company's business is subject to a number of risks, including general economic conditions, volatility of oil and gas prices, the need to develop and replace reserves, the availability of capital to fund operations, availability of bank and trade credit, counterparty credit risk, environmental risks, variations between contracted and actual delivery volumes, drilling and operating risks, uncertainties about estimates of reserves, competition, government regulation, availability and cost of insurance, and the ability of the Company to implement its business strategy. These and other risks are described in the Company's reports that are on file with the Securities and Exchange Commission.



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                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)

                                                                         Three Months Ended
                                     Year Ended December 31,                December 31,
                                    --------------------------        ------------------------
                                       2002            2001              2002          2001
                                    ----------      ----------        ---------      ---------
Revenues .......................... $2,323,317      $4,717,242        $ 515,138      $ 866,432

Costs and expenses ................  2,321,101       4,724,249          515,003        872,032

Income tax provision (benefit) ....        764          (2,438)              22         (1,911)
                                    ----------      ----------        ---------      ---------
Net earnings (Loss) ............... $    1,452      $   (4,569)       $     113      $  (3,689)
                                    ==========      ==========        =========      =========

Basic and diluted net earnings
  (loss) per common share ......... $      .34      $    (1.08)       $     .02      $    (.87)
                                    ==========      ==========        =========      =========

Dividends per common share ........ $      .13      $      .13        $     .13      $     .13
                                    ==========      ==========        =========      =========


                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                       December 31,     December 31,
                                                           2002             2001
                                                       ------------     ------------
         ASSETS
           Cash .....................................    $ 27,262         $ 14,177
           Other current assets .....................     151,792          185,128
                                                         --------         --------
                  Total current assets ..............     179,054          199,305

           Net property & equipment .................      22,304           23,899
           Other assets .............................         762            3,823
                                                         --------         --------
                  Total Assets ......................    $202,120         $227,027
                                                         ========         ========

         LIABILITIES AND EQUITY
           Total current liabilities ................    $147,762         $168,971
           Long-term debt ...........................      11,475           11,475
           Deferred taxes and other .................       2,783            7,385
           Shareholders' equity .....................      40,100           39,196
                                                         --------         --------
                   Total Liabilities and Equity .....    $202,120         $227,027
                                                         ========         ========